Exhibit 99.1

FOR IMMEDIATE RELEASE

JUMP’N JAX, INC. CHANGES NAME TO CURATECH INDUSTRIES, INC. --
EFFECTS FORWARD STOCK SPLIT

Salt Lake City, Utah - October 4, 2006 - Jump’n Jax, Inc. (OTC BB: CUTC.OB), announced today that it has changed its name to CuraTech Industries, Inc. and finalized a four shares for one share forward stock split, effective today. In connection with these actions, the Company has been issued a new trading symbol of “CUTC”, which replaces its previous symbol of “JMPJ.” The Company has also changed its corporate domicile from Utah to Nevada.

The name change and forward stock split are in anticipation of the Company’s pending acquisition of MedaCure International, Inc., a private entity engaged in the development of a health supplement believed to enhance and build-up the body’s natural immune system defenses. The Company initially intended to close the acquisition of MedaCure immediately upon effecting the forward stock split. However, the parties to the transaction have not completed all necessary due diligence and requite actions and, accordingly, have agreed to move the closing to on or about October 16, 2006. Upon the closing of the acquisition, MedaCure will become the Company’s wholly owned subsidiary.

About MedaCure Industries, Inc.

MedaCure Industries, Inc., formerly Jump’n Jax, Inc., is engaged in the active search for a new business or business opportunity with which to merge or acquire. On June 22, 2006, Jump’n Jax entered into an agreement and plan of merger to facilitate the acquisition of MedaCure. The acquisition is to be accomplished through the merger of the Company’s wholly owned subsidiary, CuraTech Acquisitions, Inc., with and into MedaCure with MedaCure being the survivor of the merger. At the closing, the Company will issue 11,579,167 shares of its common stock (post-split), which will represent approximately 88% of the Company’s total outstanding shares.

This news release contains forward-looking information that may be affected by certain risks and uncertainties, including those risks and uncertainties described in the Company’s most recent filings with the Securities and Exchange Commission. The Company’s actual results could differ materially from such forward-looking statements. We assume no duty to update these statements at any future date.